Exhibit 99

                                  PRESS RELEASE



FOR IMMEDIATE RELEASE                    CONTACT: CSI Computer Specialists, Inc.
                                                  Donald C. Weymer, CEO
                                                  (301) 921-8860



                         CSI COMPUTER SPECIALISTS, INC.
                 ANNOUNCES DELISTING FROM NASDAQ SMALLCAP MARKET

GAITHERSBURG, MARYLAND, SEPTEMBER 1, 1998 - CSI Computer Specialists, Inc. (OTC:
CSIS, CSISW) announced today that the Company's common stock and warrants were delisted from The Nasdaq Stock Market effective with the close of business August 24, 1998. The Company initially failed to meet the minimum bid price requirement of the Nasdaq Stock Market as of May 18, 1998, and was granted a temporary exception from the standard subject to meeting certain conditions. The minimum price condition was not met by August 18, 1998, the expiration date of the exception, and the delisting became effective on August 24, 1998.

The Company's common stock and warrants currently are quoted in the OTC Bulletin Board. The trading symbols for such securities have been changed from CSISC and CSIWC to CSIS and CSISW, respectively.

CSI Computer Specialists, Inc. is in the business of providing a full range of computer hardware services, including sales and maintenance of mainframe and midrange computer equipment and parts, network design and installation, computer upgrades, and installation and de-installation of equipment. The Company provides its services to commercial customers, agencies of the federal, state and local governments, and universities, hospitals, and associations, primarily in the Mid-Atlantic region of the United States, as well as in Illinois and California.

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